EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-113967) pertaining to the Leggett & Platt, Incorporated Stock Bonus Plan of our report dated June 24, 2008, with respect to the financial statements and schedule of the Leggett & Platt, Incorporated Stock Bonus Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ BKD, LLP

Joplin, Missouri

June 24, 2008